Hologic Announces Fourth Quarter and Fiscal 2011 Operating Results

Record Revenues and Performance

BEDFORD, Mass., Nov. 7, 2011 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the fourth fiscal quarter and fiscal year ended September 24, 2011.

Highlights of the quarter include:

  Revenues of $467.0 million resulting from year-over-year growth in all four operating segments.
  Net income was $27.6 million, or $0.10 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income was $89.6 million, or $0.34 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $160.3 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Acquisition of Beijing Healthcome Technology Company, Ltd. on July 19, 2011, a manufacturer of mammography systems in China.
  Three new products received 510(k) clearance by the Food and Drug Administration (FDA) and a fourth received CE Marking.

Fourth quarter fiscal 2011 revenues totaled $467.0 million, an increase of 9.0% compared to revenues of $428.3 million in the fourth quarter of fiscal 2010. This increase resulted from growth in revenues in all four of our operating segments, primarily from: (i) growth in Breast Health revenues of $21.5 million, or 10.9%, driven by a $12.4 million, or 9.2%, increase in product revenue and a $9.1 million, or 14.4%, increase in service revenue; (ii) an increase in Diagnostics revenues of $15.7 million, or 11.7%, primarily due to growth in ThinPrep revenues from our acquisition of TCT International Co. Ltd. (TCT) in Beijing, China on June 1, 2011, an increase in ThinPrep revenues from other international sales, and strong growth in sales of our Cervista HPV tests; (iii) an increase in GYN Surgical revenues of $1.0 million, or 1.4%, related to contributions from the MyoSure hysteroscopic tissue removal (MyoSure) system and growth in sales of the Adiana permanent contraception (Adiana) system, partially offset by a decrease in NovaSure endometrial ablation (NovaSure) system sales; and (iv) an increase in Skeletal Health revenues of $0.5 million, or 2.1%, primarily due to an increase in bone densitometry sales.

For the fourth quarter of fiscal 2011, Hologic reported net income of $27.6 million, or $0.10 per diluted share, compared with a net loss of $137.0 million, or $0.53 per diluted share, in the fourth quarter of fiscal 2010.

The Company's non-GAAP adjusted net income increased 13.0% to $89.6 million, or $0.34 per diluted share, in the fourth quarter of fiscal 2011 compared to $79.3 million, or $0.30 per diluted share, for the same period in the prior year. The Company's fiscal 2011 and 2010 fourth quarter non-GAAP adjusted net income primarily excludes: (i) a charge of $60.5 million and $55.0 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $18.5 million and $18.7 million, respectively, related to the Company's Convertible Notes; and (iii) $0.4 million and $4.3 million, respectively, of acquisition-related costs and charges. The Company's fiscal 2011 fourth quarter non-GAAP adjusted net income also excludes a net charge of $11.3 million attributable to contingent consideration relating to its recent acquisitions. The Company's fiscal 2010 fourth quarter non-GAAP adjusted net income also excludes a $220.2 million non-cash impairment charge for goodwill and intangible assets related to the MammoSite reporting unit and a $0.7 million charge attributable to the write-up of acquired inventory sold.

For the twelve months ended September 24, 2011, revenues totaled $1.79 billion, an increase of 6.5% compared to revenues of $1.68 billion in the fiscal year ended September 25, 2010. This increase resulted from growth in revenues in all four of the Company's operating segments, primarily from: (i) growth in Breast Health revenues of $70.0 million, or 9.3%, resulting from a $45.5 million, or 19.8%, increase in service revenue and a $24.5 million, or 4.7%, increase in product sales; (ii) an increase in Diagnostics revenues of $18.8 million, or 3.4%, primarily from growth in revenues from the Cervista HPV tests and, to a lesser extent, growth in ThinPrep revenues, the majority of which related to TCT; (iii) an increase in GYN Surgical revenues of $17.4 million, or 6.1%, primarily related to growth in sales of the Adiana system and contributions from the MyoSure system, which combined to offset a slight decline in sales of the NovaSure system; and (iv) an increase in Skeletal Health revenues of $3.6 million, or 4.1%, primarily due to an increase in bone densitometry sales.

For the twelve months ended September 24, 2011, Hologic reported net income of $157.2 million, or $0.59 per diluted share, compared with a net loss of $62.8 million, or $0.24 per diluted share, in the fiscal year ended September 25, 2010. The Company's non-GAAP adjusted net income increased 8.4% to $333.8 million, or $1.26 per diluted share, in fiscal 2011 compared to $308.0 million, or $1.18 per diluted share, in fiscal 2010. The Company's non-GAAP adjusted net income for the twelve months of fiscal 2011 and 2010 primarily excludes: (i) a charge of $235.8 million and $226.3 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $72.9 million and $73.1 million, respectively, related to the Company's Convertible Notes; (iii) $2.3 million and $5.1 million, respectively, of acquisition-related costs and charges; (iv) a $3.3 million and $0.7 million charge, respectively, attributable to the write-up of acquired inventory sold; and (v) $0.8 million and $11.4 million, respectively, related to litigation settlement charges. The Company's non-GAAP adjusted net income for fiscal 2011 also primarily excludes: (i) a net charge of $12.0 million attributable to contingent consideration relating to its recent acquisitions; (ii) an $84.5 million net gain, included as a credit within operating expenses, related to the Company's agreement to sell the rights of the Makena (formerly Gestiva) assets to KV Pharmaceutical Company upon FDA approval in the first quarter; and (iii) a $29.9 million non-cash loss on the exchange of Convertible Notes in the first quarter. The Company's non-GAAP adjusted net income for fiscal 2010 also primarily excludes a $220.2 million non-cash impairment charge for goodwill and intangible assets related to the Company's MammoSite reporting unit.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"We are very pleased with yet another strong quarter and solid performance in Fiscal 2011," said Rob Cascella, President and Chief Executive Officer. "We continued to see year-over-year growth in all four of our business segments in part due to solid contributions from the acquisitions we completed this fiscal year. I am also extremely excited about the continued early interest in our Dimensions 3D mammography system; sales are exceeding our expectations. Lastly, we continue to have success with our product pipeline, having received FDA clearance or CE Marking for several of our products during the fourth quarter. With the performance of our existing products, our rich portfolio of new technologies and our opportunities in emerging international markets, we believe we are well positioned for continued growth."

Fourth quarter fiscal 2011 revenue overview by segment:

  Breast Health revenues, which include the Company's mammography, Computer-Aided Detection (CAD), breast biopsy, Magnetic Resonance Imaging (MRI) breast coil, MammoSite and AEG products, increased to $219.1 million for the fourth quarter compared to $197.7 million for the same period in fiscal 2010, an increase of 10.9%. Product revenue growth of $12.4 million, or 9.2%, was driven primarily by a combination of: (i) the shift in sales from Selenia to Dimensions; (ii) stronger sales of breast biopsy products, led by Eviva; and (iii) the inclusion of a full quarter of breast coil sales related to Sentinelle, acquired in August 2010. The Company also realized a $9.1 million, or 14.4%, increase in service revenue related to its increased installed base of digital mammography systems.

  Diagnostics revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other molecular diagnostics products, totaled $150.5 million for the fourth quarter compared to $134.7 million for the same period of fiscal 2010, an increase of 11.7%. Product sales growth was driven primarily by a combination of higher ThinPrep revenue and strong growth in Cervista HPV revenue. Incremental ThinPrep revenues from the TCT acquisition were approximately $10 million during the fourth quarter of Fiscal 2011, in line with the Company's expectations.

  GYN Surgical revenues, which include the Company's NovaSure, Adiana and MyoSure systems, totaled $74.0 million for the fourth quarter compared to $73.0 million for the same period of fiscal 2010, an increase of 1.4%. This increase was primarily due to the contribution from MyoSure system sales and growth in sales of Adiana products, offset by lower NovaSure system sales compared to the prior year period.

  Skeletal Health revenues, which mainly include the Company's osteoporosis assessment and mini C-arm product lines, totaled $23.4 million for the fourth quarter compared to $22.9 million for the same period of fiscal 2010, an increase of 2.1%. This increase was primarily the result of an increase in bone densitometry unit sales.

Healthcome Acquisition:

On July 19, 2011, the Company acquired Beijing Healthcome Technology Company, Ltd. (Healthcome), a privately-held manufacturer of mammography systems headquartered in Beijing, China. Healthcome is a leader in the field of analog mammography in China. Healthcome has a mature product line, strong manufacturing capabilities and an established distribution system. Payments for the transaction are an aggregate amount of up to approximately $15.2 million in cash, after adjustments, comprised of up-front and future contingent amounts. Healthcome's operating results are reported within the Company's Breast Health segment.

New Products:

FDA Clearance of Hologic's New Specimen Radiography System

On August 19, 2011, the Company received FDA 510(k) clearance for its new Trident specimen radiography system. This new system uses proprietary direct digital detector technology to produce high quality images for rapid verification of tissue specimens such as breast biopsy samples. Trident is designed to reduce procedure steps, streamline workflow, and give physicians increased confidence in the accuracy of their biopsy procedures. The Company commenced commercialization of this new product during the first quarter of fiscal 2012.

FDA Clearances of Two New Hologic MRI Coils

On August 18, 2011, the Company received FDA 510(k) clearance for its new prostate coil, the Sentinelle Endo Coil Array for pelvic imaging including the prostate, cervix, colon and the surrounding tissues in the pelvis. With a similar profile to a transrectal ultrasound probe, this two-channel endo coil array is designed to acquire images in a manner that should help align radiologists and urologists in the diagnosis and treatment of prostate cancer. The Company commenced commercialization of this new product during the first quarter of fiscal 2012.

On August 25, 2011, the Company received FDA 510(k) clearance for its new 16 channel Sentinelle Breast Coil, which builds on the Company's strength in breast MRI interventional and analysis solutions for managing breast cancer. The new Breast Coil array is designed to provide excellent signal-to-noise ratio as well as optimal access for breast biopsies. The 16 channel array is pending validation by Siemens and will initially be available on the Siemens TIM (Total Imaging Matrix) platforms, followed by validation on the Siemens Aera and Skyra MRI platforms.

CE Marking for Hologic's Cervista MTA (Medium Throughput Automation) System

On August 31, 2011, the Company received CE Marking for its Cervista MTA system. This system automates the DNA extraction and HPV detection steps of the Cervista HPV HR test and provides small-to-mid-sized laboratories with a scalable, fully-automated solution for Human HPV testing. This product is designed to provide these labs access to effective cervical cancer screening technology, while allowing them the flexibility to address their specific productivity and throughput needs. The Company commenced commercialization of this new product during the fourth quarter of fiscal 2011.

Financial Guidance:

The Company's guidance reflects its current core products, including revenues from its approved/cleared products and its recently acquired businesses, but does not reflect any future revenue or earnings from future acquisitions, if any.

First Quarter Fiscal 2012 (Quarter ending December 24, 2011):

  The Company expects first quarter fiscal 2012 revenues of $465 to $470 million. This primarily reflects an increase in revenues related to its recent acquisitions and, to a lesser extent, increases in the GYN Surgical and Diagnostics segments. Year-over-year, this represents an expected increase in revenues of 8% to 9% over the first quarter of fiscal 2011 revenues of $432.6 million.

  The Company expects non-GAAP adjusted EPS to be approximately $0.32. This reflects the expected seasonal increase in operating expenses related to RSNA and national sales meetings that occur in the first quarter.

Fiscal 2012 (Year ending September 29, 2012):

  The Company is guiding to fiscal 2012 revenues of $1.9 billion to $1.925 billion. Year-over-year, this represents an expected increase in revenues of 6% to 8% over fiscal 2011 revenues of $1.79 billion. This primarily reflects an increase in revenues related to the Company's acquisitions and, to a lesser extent, increases in the Breast Health, GYN Surgical and Diagnostics segments.

  The Company expects non-GAAP adjusted EPS to be approximately $1.35 to $1.37.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2012 first quarter and fiscal 2012 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2012 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, including associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, November 7, 2011, at 5:00 p.m. (Eastern) to discuss fourth quarter and fiscal 2011 operating results. Interested participants may listen to the call by dialing 877-681-3378 or 719-325-4826 for international callers and referencing code 8982892 approximately 15 minutes prior to the call on November 7th. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, November 25, 2011, at 888-203-1112 or 719-457-0820 for international callers, access code 8982892. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, November 7, 2011, on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, Healthcome, Interlace, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Sentinelle, TCT and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

There are significant risks, known and unknown, associated with the Company's recent acquisitions, including without limitation: the Company's ability to successfully integrate each of those businesses; the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated; and the risks that acquisitions may involve unexpected costs or unexpected liabilities. Moreover, TCT and Healthcome, the two most recently acquired businesses, conduct their respective business in China, which create enhanced risks and challenges to the Company in successfully integrating and operating those businesses including, without limitation: difficulties in staffing and managing operations in foreign locations as a result of, among other things, distance, language and cultural differences; protectionist laws and business practices that may favor local companies; difficulties in trade accounts receivable collection; difficulties and expenses related to implementing internal controls over financial reporting and disclosure controls and procedures; expenses associated with customizing products for clients in foreign countries; possible adverse tax consequences; the inability to obtain favorable third-party reimbursements; the inability to obtain required regulatory approvals; governmental currency controls; multiple, conflicting and changing government laws and regulations (including, among other things, antitrust and tax requirements, international trade regulations and the Foreign Corrupt Practices Act); the inability to effectively obtain or enforce intellectual property rights or otherwise protect against clone or "knock off" products; political and economic changes and disruptions; export/import controls; and tariff regulations. Moreover, the businesses of TCT and Healthcome may be adversely affected by future legislative, regulatory, or tax changes as well as changes in international currency exchange rates and other economic, business and competitive factors.

Other risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet payment obligations and financial covenants under the Company's financing arrangements and leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 24, 2011	September 25, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 712,332	$ 515,625
Restricted cash	537	942
Accounts receivable, net	318,712	283,103
Inventories	230,544	192,482
Deferred income tax assets	39,607	72,808
Prepaid expenses and other current assets	41,168	33,921
Total current assets	1,342,900	1,098,881

Property and equipment, net	238,666	251,698
Intangible assets, net	2,090,807	2,118,948
Goodwill	2,290,330	2,108,847
Other assets	46,077	47,460
	$ 6,008,780	$ 5,625,834

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 63,467	$ 57,480
Accrued expenses	325,327	183,054
Deferred revenue	120,656	120,516
Notes payable	-	1,362
Deferred gain	-	79,500
Total current liabilities	509,450	441,912

Convertible notes (principal of $1,725,000)	1,488,580	1,447,053
Deferred income tax liabilities	957,426	955,611
Deferred service obligations- long term	9,467	10,011
Other long-term liabilities	106,962	72,698
Total long-term liabilities	2,562,435	2,485,373

STOCKHOLDERS' EQUITY:
Common stock	2,625	2,595
Capital in excess of par value	5,303,713	5,224,399
Accumulated deficit	(2,369,920)	(2,527,070)
Accumulated other comprehensive income	1,995	143
Treasury stock, at cost	(1,518)	(1,518)
Total stockholders' equity	2,936,895	2,698,549
	$ 6,008,780	$ 5,625,834

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 24, 2011	September 25, 2010

REVENUES
Product sales	$ 385,995	$ 356,694
Service and other revenues	81,050	71,605
	467,045	428,299

COSTS AND EXPENSES (1):
Cost of product sales	135,326	126,817
Cost of product sales – amortization of intangible assets	45,978	40,877
Cost of product sales – impairment of intangible assets	-	123,350
Cost of service and other revenues	42,542	40,590
Research and development	28,877	27,254
Selling and marketing	75,112	61,891
General and administrative	39,732	37,470
Amortization of intangible assets	14,492	14,129
Contingent consideration	11,316	-
Restructuring and divestiture (benefit) charges	(71)	885
Litigation settlement charges (benefit)	320	(1,097)
Impairment of goodwill	-	76,723
Impairment of intangible assets	-	20,117
Acquired in-process research and development	-	2,000
	393,624	571,006

Income (loss) from operations	73,421	(142,707)
Interest expense, net	(29,079)	(29,329)
Other expense, net	(2,736)	(553)

Income (loss) before provision for income taxes	41,606	(172,589)
Provision (benefit) for income taxes	14,037	(35,615)

Net income (loss)	$ 27,569	$ (136,974)

Net income (loss) per share:
Basic	$ 0.11	$ (0.53)
Diluted	$ 0.10	$ (0.53)

Weighted average number of shares outstanding:
Basic	262,164	259,188
Diluted	264,878	259,188

(1) Stock-based compensation included in costs and expenses during the three months ended September 24, 2011 was $1,069 for cost of revenues, $1,219 for research and development, $1,468 for selling and marketing and

$4,471 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended September 25, 2010 was $1,217 for cost of revenues, $1,065 for research and development, $1,736 for selling and marketing and $5,618 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Year Ended
	September 24, 2011	September 25, 2010

REVENUES
Product sales	$ 1,478,340	$ 1,414,900
Service and other revenues	311,009	264,652
	1,789,349	1,679,552

COSTS AND EXPENSES (1):
Cost of product sales	521,189	487,057
Cost of product sales – amortization of intangible assets	177,456	171,447
Cost of product sales – impairment of intangible assets	-	123,350
Cost of service and other revenues	167,523	161,060
Research and development	116,696	104,305
Selling and marketing	286,730	247,374
General and administrative	158,793	148,340
Amortization of intangible assets	58,334	54,858
Contingent consideration	11,986	-
Gain on sale of intellectual property, net	(84,502)	-
Restructuring and divestiture (benefit) charges	(71)	1,581
Litigation settlement charges, net	770	11,403
Impairment of goodwill	-	76,723
Impairment of intangible assets	-	20,117
Acquired in-process research and development	-	2,000
	1,414,904	1,609,615

Income from operations	374,445	69,937
Interest expense, net	(114,846)	(127,107)
Other (expense) income, net	(2,322)	2,179
Loss on extinguishment of debt	(29,891)	-

Income (loss) before provision for income taxes	227,386	(54,991)
Provision for income taxes	70,236	7,822

Net income (loss)	$ 157,150	$ (62,813)

Net income (loss) per share:
Basic	$ 0.60	$ (0.24)
Diluted	$ 0.59	$ (0.24)

Weighted average number of shares outstanding:
Basic	261,099	258,743
Diluted	264,305	258,743

(1) Stock-based compensation included in costs and expenses during the twelve months ended September 24,

2011 was $4,602 for cost of revenues, $4,852 for research and development, $5,954 for selling and marketing and

$20,064 for general and administrative. Stock-based compensation included in costs and expenses during the twelve months ended September 25, 2010 was $4,332 for cost of revenues, $4,011 for research and development,

$5,313 for selling and marketing and $20,504 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended
	September 24, 2011		September 25, 2010

EARNINGS PER SHARE
GAAP earnings (loss) per share- Diluted	$ 0.10		$ (0.53)
Adjustments to net income (loss) (as detailed below)	0.24		0.83
Non-GAAP adjusted earnings per share- Diluted	$ 0.34	(1)	$ 0.30	(1)

NET INCOME
GAAP net income (loss)	$ 27,569		$ (136,974)
Adjustments:
Amortization of intangible assets	60,470		55,006
Non-cash interest expense relating to convertible notes	18,470		18,712
Contingent consideration	11,316		-
Acquisition-related costs	367		1,430
Restructuring and divestiture (benefit) charges	(71)		885
Litigation settlement charges (benefit), net	320		(1,097)
Fair value write-up of acquired inventory sold	-		732
Impairment of goodwill	-		76,723
Impairment of intangible assets	-		143,467
Acquired in-process research and development	-		2,000
Income tax effect of reconciling items	(28,843)	(2)	(81,580)	(3)
Non-GAAP adjusted net income	$ 89,598		$ 79,304

EBITDA
Non-GAAP adjusted net income	$ 89,598		$ 79,304
Interest expense, net, not adjusted above	9,887		10,246
Provision for income taxes	42,880		45,965
Depreciation expense	17,908		17,437
Adjusted EBITDA	$ 160,273		$ 152,952

EXPLANATORY NOTES:

 (1) Non-GAAP adjusted earnings per share was calculated based on 264,878 and 262,327 weighted average diluted shares outstanding for the three months ended September 24, 2011 and September 25, 2010, respectively.

(2) To reflect an annual effective tax rate of 33.2% on a non-GAAP basis.
(3) To reflect an annual effective tax rate of 36.2% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Year Ended
	September 24, 2011		September 25, 2010

EARNINGS PER SHARE
GAAP earnings (loss) per share- Diluted	$ 0.59		$ (0.24)
Adjustments to net income (as detailed below)	0.67		1.42
Non-GAAP adjusted earnings per share- Diluted	$ 1.26	(1)	$ 1.18	(1)

NET INCOME
GAAP net income (loss)	$ 157,150		$ (62,813)
Adjustments:
Amortization of intangible assets	235,790		226,305
Non-cash interest expense relating to convertible notes	72,908		73,130
Non-cash loss on convertible notes exchange	29,891		-
Contingent consideration	11,986		-
Gain on sale of intellectual property, net	(84,502)		-
Acquisition-related costs	2,316		2,226
Restructuring and divestiture (benefit) charges	(71)		1,581
Litigation settlement charges, net	770		11,403
Fair value write up of acquired inventory sold	3,298		732
Impairment of goodwill	-		76,723
Impairment of intangible assets	-		143,467
Acquired in-process research and development	-		2,000
Income tax effect of reconciling items	(95,688)	(2)	(166,774)	(3)
Non-GAAP adjusted net income	$ 333,848		$ 307,980

EBITDA
Non-GAAP adjusted net income	$ 333,848		$ 307,980
Interest expense, net, not adjusted above	39,864		52,699
Provision for income taxes	165,924		174,596
Depreciation expense	68,946		68,463
Adjusted EBITDA	$ 608,582		$ 603,738

EXPLANATORY NOTES:

 (1) Non-GAAP adjusted earnings per share was calculated based on 264,305 and 261,679 weighted average diluted shares outstanding for the twelve months ended September 24,

2011 and September 25, 2010, respectively.

(2) To reflect an annual effective tax rate of 33.2% on a non-GAAP basis.
(3) To reflect an annual effective tax rate of 36.2% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ending				Year Ending
	December 24, 2011		Shares		September 24, 2012		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 45,200				$ 180,900
Amortization of intangible assets	15,600				62,600
Non-cash interest expense relating to convertible notes	19,000				79,200
Contingent consideration	19,400				73,600
Income tax effect of reconciling items	(33,728)	(1)			(134,742)	(1)
Total Anticipated Non-GAAP Adjustments	$ 65,472				$ 261,558
Diluted Weighted Average Shares Outstanding			266,000	(2)			269,000	(2)

Explanatory Notes:

(1) To reflect an estimated annual effective tax rate of 34% for fiscal 2012 on a non-GAAP basis.

(2) To reflect estimated diluted weighted average shares outstanding of 266,000 and 269,000 for the first quarter and full year of fiscal 2012, respectively.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income (loss) and EPS: (i) non-cash expenses associated with the Company's acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs and charges; (vi) litigation settlement charges (benefits); and (vii) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net income (loss): (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2011 to the comparable period in fiscal 2010 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716